UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2009

FEDERAL HOME LOAN BANK OF ATLANTA

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1475 Peachtree Street, NE

Atlanta, GA 30309

(Address of principal executive offices)

(404) 888-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The Deferred Compensation Plan of the Federal Home Loan Bank of Atlanta (the “Bank”) was amended and restated effective January 1, 2009, primarily to bring the DCP into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”). The amendment also added a one-time lump-sum payment option, as permitted under the transition rules and relevant guidance of Section 409A. The amendment and restatement was approved on December 4, 2008 by the Bank’s board of directors and became effective on expiration of the regulatory waiting period. The text of the existing Non-Qualified Deferred Compensation Plan Summary Plan Description, including Form of Non-Qualified Deferred Compensation Agreement and Form of Compensation Deferral Election, was filed as Exhibit 10.4 to the Bank’s Form 10 Registration Statement filed on March 17, 2006.

Two of the Bank’s Named Executive Officers, William W. McMullan and Jill Spencer, elected to receive the lump-sum payment option as of December 31, 2008. Their account balances were approximately $206,914 and $151,599, respectively, as of December 31, 2008. These accounts will incur gains and losses until actually distributed on March 2, 2009.

The foregoing description of the DCP amendment and restatement is not a complete description of the changes made to the DCP and is qualified by reference to the full text of the amended and restated DCP, filed as Exhibit 10.1 to this Form 8-K.

Item 9.01	Exhibits

10.1	The Federal Home Loan Bank of Atlanta Deferred Compensation Plan (2009 Revision)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: January 9, 2009	By:	/s/ Steven J. Goldstein
Steven J. Goldstein
Executive Vice President and Chief Financial Officer